Exhibit 5.1

[Jones Day Letterhead]

August 14, 2012

Guided Therapeutics, Inc.

5835 Peachtree Corners East, Suite D

Norcross, Georgia 30092

Re:	Registration Statement on Form S-8 Filed by Guided Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Guided Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the authorization and registration of an additional 5,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, for issuance or delivery and sale pursuant to the Company’s 1995 Stock Plan, as amended (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option or other applicable award agreements thereunder have been authorized by all necessary corporate action of the Company and will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day